Golden Eagle International, Inc.
Pro Forma Consolidated Balance Sheets with Gold Bar Acquisition
	March 31,	March 31,
	2004	2004

	Unaudited	(Pro Forma
		Gold Bar
		Acquisition)

ASSETS

CURRENT ASSETS
Cash	$67,829	$67,829
Prepaid expenses	100,819	100,819
Inventory	358,800	358,800

Total current assets	527,448	527,448

PROPERTY AND EQUIPMENT
Mining equipment and property	1,147,044	4,747,044

Mine development costs	520,714	520,714

Mineral interests and intangible assets	1,711,897	1,711,897

Office equipment	145,476	145,476

Vehicles and aircraft	122,577	122,577

	3,647,708	7,247,707
Less accumulated depreciation and depletion	(649,159)	(649,159)

Total property and equipment	2,998,549	6,598,549

Total Assets	$3,525,997	$7,125,997

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$104,314	$104,314

Accrued expenses	145,896	145,896

Bank loan payable	995,800	995,800

Other notes payable	473,204	473,204

Related party payable	15,000	15,000

Accrued interest payable	537,263	537,263

Total current liabilities	2,271,477	2,271,477

Contract payable, net of current portion	300,000	300,000

Total liabilities	2,571,477	2,571,477

STOCKHOLDERS' EQUITY
Preferred stock, par value $.01 per share;
10,000,000 shares authorized, none issued	--	--
Common stock, par value $.0001 per share; 800,000,000
authorized shares; 498,450,679 and 468,450,679
issued and outstanding shares, respectively	46,844	49,844
Additional paid-in capital	37,664,651	41,261,651

Accumulated (deficit)	(36,756,975)	(36,756,975)

Total stockholders' equity
	954,520	4,554,520

	$3,525,997	$7,125,997

Back to 8-K